Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000

CBIZ REPORTS FIRST-QUARTER 2012 RESULTS

REVENUE INCREASES 5.1%

EPS FROM CONTINUING OPERATIONS OF $0.38 COMPARES WITH $0.36 A YEAR AGO

CASH EPS OF $0.52 COMPARES WITH $0.49 A YEAR AGO

Cleveland, Ohio (April 25, 2012)—CBIZ, Inc. (NYSE: CBZ) today announced results for the first quarter ended March 31, 2012.

CBIZ reported revenue of $220.8 million for the first quarter ended March 31, 2012, compared with $210.1 million reported for the first quarter of 2011. Same-unit revenue increased by 0.9%, or $1.9 million in the first quarter. Revenue from newly acquired operations contributed $8.8 million or 4.2% to revenue growth in the first quarter compared with the same period a year ago. CBIZ reported income from continuing operations for the quarter of $18.8 million, or $0.38 per diluted share, compared with $18.1 million, or $0.36 per diluted share in the first quarter of 2011.

Cash earnings per share from continuing operations, a non-GAAP measure that includes the impact of major non-cash charges to earnings, was $0.52 per diluted share for the first quarter 2012, compared to $0.49 per diluted share from continuing operations for the first quarter 2011. Adjusted EBITDA for the first quarters of 2012 and 2011 was $38.9 million. The calculations of these items are outlined in the schedules attached.

At March 31, 2012 the amount outstanding on the Company’s $275.0 million unsecured credit facility was $178.4 million compared with $145.0 million at December 31, 2011. The Company used approximately $20.9 million of funds for acquisition related payments in the first quarter. During the first quarter of 2012, the Company repurchased 0.1 million shares of its common stock at a cost of $0.6 million.

Steven L. Gerard, CBIZ Chairman and CEO stated, “We are very pleased with our performance at this early stage of the year with total revenue growth of 5% including 3% organic growth from our core Financial and Employee Services businesses. As expected, our Medical Management Professionals business continues to face challenges and their revenue decline reduced our overall revenue performance in the quarter. We are encouraged by our approximate 6% growth in earnings per share and fully expect to achieve our target of full

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

year revenue growth of 3-4% and our earnings per share growth of 6-8%. We announced two acquisitions in January and the pipeline of potential acquisitions continues to be strong. We expect to close an additional three to five acquisitions over the balance of 2012.”

CBIZ will host a conference call later this morning to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Investors and analysts can participate in the conference call by dialing 1-877-889-2795 several minutes before 11:00 a.m. (ET). If you are dialing from outside the United States, dial 1-630-343-1248. A replay of the call will be available starting at 1:00 p.m. (ET) April 25, through midnight (ET), April 27, 2012. The dial-in number for the replay is 1-866-873-8511. If you are listening from outside the United States, dial 1-630-343-1245. The access code for the replay is 12012. A replay of the webcast will also be available on the Company’s web site at www.cbiz.com.

CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting, tax and consulting, internal audit, merger and acquisition advisory and valuation services. Employee services include employee benefits consulting, property and casualty insurance, retirement plan consulting, payroll, life insurance, HR consulting, and executive recruitment. CBIZ also provides outsourced technology staffing and support services, real estate consulting services, healthcare consulting, and medical practice management. As one of the largest benefits specialists and one of the largest accounting, valuation, and medical practice management companies in the United States, the Company’s services are provided through more than 130 Company offices in 37 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(In thousands, except percentages and per share data)

	THREE MONTHS ENDED
	MARCH 31,
	2012	%	2011 (1)%
Revenue	$220,827	100.0%	$210,069	100.0%

Operating expenses	180,005	81.5%	169,727	80.8%

Gross margin	40,822	18.5%	40,342	19.2%

Corporate general and administrative expenses (2)	10,544	4.8%	9,560	4.6%

Operating income	30,278	13.7%	30,782	14.7%

Other income (expense):
Interest expense	(4,122)	-1.9%	(4,915)	-2.3%
Gain on sale of operations, net	2,589	1.2%	2,743	1.3%
Other income, net (3) (4)	3,438	1.6%	3,081	1.4%

Total other income, net	1,905	0.9%	909	0.4%

Income from continuing operations before income tax expense	32,183	14.6%	31,691	15.1%

Income tax expense	13,416		13,587

Income from continuing operations	18,767	8.5%	18,104	8.6%
Loss from operations of discontinued businesses, net of tax	(4)		(239)
Gain on disposal of discontinued businesses, net of tax	22		40

Net income	$18,785	8.5%	$17,905	8.5%

Diluted income per share:
Continuing operations	$0.38		$0.36
Discontinued operations	—		—

Net income	$0.38		$0.36

Diluted weighted average common shares outstanding	49,531		49,755
Other data from continuing operations:
Adjusted EBIT (5)	$33,716		$33,863
Adjusted EBITDA (5)	$38,944		$38,893

(1)	Certain amounts in the 2011 financial data have been reclassified to conform to the current year presentation.

(2)	Includes expenses of $313 and $187 for the three months ended March 31, 2012 and 2011, respectively, in compensation expense associated with gains from the Company's deferred compensation plan (see note 3). Excluding this item, "corporate general and administrative expenses" would be $10,231 and $9,373, or 4.6% and 4.5% of revenue, for the three months ended March 31, 2012 and 2011, respectively.

(3)	Includes net gains of $2,998 and $1,647 for the three months ended March 31, 2012 and 2011, respectively, attributable to assets held in the Company's deferred compensation plan. These net gains do not impact "income from continuing operations before income tax expense” as they are directly offset by compensation adjustments to the Plan participants. Compensation is included in "operating expenses" and "corporate general and administrative expenses.”

(4)	For the three months ended March 31, 2012 and 2011, amount includes income of $250 and $1,152, respectively, related to decreases in the fair value of contingent consideration related to CBIZ's prior acquisitions.

(5)	Adjusted EBIT represents income from continuing operations before income taxes, interest expense, and gain on sale of operations, net. Adjusted EBITDA represents Adjusted EBIT before depreciation and amortization expense of $5,228 and $5,030 for the three months ended March 31, 2012 and 2011, respectively. The Company has included Adjusted EBIT and Adjusted EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company's ability to service debt. Adjusted EBIT and Adjusted EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands, except per share data)

SELECT SEGMENT DATA

	THREE MONTHS ENDED MARCH 31,
	2012	2011 (1)
Revenue
Financial Services	$132,164	$122,286
Employee Services	48,059	44,435
Medical Management Professionals	33,271	35,411
National Practices	7,333	7,937

Total	$220,827	$210,069

Gross Margin
Financial Services	$34,931	$32,381
Employee Services	8,611	7,738
Medical Management Professionals	2,751	3,337
National Practices	611	1,280
Operating expenses—unallocated (2):
Other	(3,397)	(2,934)
Deferred compensation	(2,685)	(1,460)

Total	$40,822	$40,342

(1)	Certain amounts in the 2011 financial data have been reclassified to conform to the current year presentation.
(2)	Represents operating expenses not directly allocated to individual businesses, including stock-based compensation, consolidation and integration charges and certain advertising expenses. "Operating expenses—unallocated" also include gains or losses attributable to the assets held in the Company's deferred compensation plan. These gains or losses do not impact "income from continuing operations before income tax expense" as they are directly offset by the same adjustment to "other income, net" in the consolidated statements of operations. Gains recognized from adjustments to the fair value of the assets held in the deferred compensation plan are recorded as additional compensation expense in "operating expenses" and as income in "other income, net."

CASH EARNINGS AND PER SHARE DATA

Reconciliation of Income from Continuing Operations to Cash Earnings from Continuing Operations (3)

	THREE MONTHS ENDED MARCH 31,
	2012	Per Share	2011	Per Share
Income from Continuing Operations	$18,767	$0.38	$18,104	$0.36

Selected non-cash items:
Depreciation and amortization (4)	5,228	0.11	5,030	0.10
Non-cash interest on convertible notes	636	0.01	1,041	0.02
Stock-based compensation	1,506	0.03	1,324	0.03
Adjustment to contingent earnouts	(250)	(0.01)	(1,152)	(0.02)

Non-cash items	7,120	0.14	6,243	0.13

Cash earnings—Continuing Operations	$25,887	$0.52	$24,347	$0.49

(3)	The Company believes cash earnings and cash earnings per diluted share (non-GAAP measures) more clearly illustrate the impact of certain non-cash charges and credits to "income from continuing operations" and are a useful measure for the Company and its analysts. Cash earnings is defined as income from continuing operations excluding: depreciation and amortization, non-cash interest expense, non-cash stock-based compensation expense, and adjustments to the fair value of contingent consideration related to prior acquisitions. Cash earnings per diluted share is calculated by dividing cash earnings by the number of weighted average diluted common shares outstanding for the period indicated. Cash earnings and cash earnings per diluted share should not be regarded as a replacement or alternative of performance under generally accepted accounting principles.
(4)	Capital spending was $0.2 million and $0.6 million for the three months ended March 31, 2012 and 2011, respectively.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands, except percentages and ratios)

SELECT BALANCE SHEET DATA AND RATIOS

	MARCH 31, 2012	DECEMBER 31, 2011 (1)
Cash and cash equivalents	$3,189	$1,613
Restricted cash	$18,023	$19,838
Accounts receivable, net	$179,834	$137,073
Current assets before funds held for clients	$222,077	$182,475
Funds held for clients—current and non-current	$105,685	$109,854
Goodwill and other intangible assets, net	$465,916	$458,340

Total assets	$857,736	$812,357

Notes payable—current	$1,222	$13,986
Current liabilities before client fund obligations	$106,432	$116,382
Client fund obligations	$105,425	$109,800
Convertible notes—non-current	$120,414	$119,778
Bank debt	$178,400	$145,000

Total liabilities	$577,264	$552,199

Treasury stock	$(365,965)	$(365,364)

Total stockholders' equity	$280,472	$260,158

Debt to equity (2)	106.5%	101.8%
Days sales outstanding (DSO)—continuing operations (3)	90	71

Shares outstanding	50,112	50,036
Basic weighted average common shares outstanding	49,103	49,328
Diluted weighted average common shares outstanding	49,531	49,599

(1)	Certain amounts in the 2011 financial data have been reclassified to conform to the current year presentation.
(2)	Ratio is convertible notes and bank debt divided by total stockholders' equity.
(3)	DSO is provided for continuing operations and represents accounts receivable (before the allowance for doubtful accounts) and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company's ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles. DSO at March 31, 2011 was 87.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007